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                                                                    EXHIBIT 99.1

[WHITEHALL LOGO]                                                   NEWS RELEASE
WHITEHALL JEWELLERS, INC.
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                                          For:     Whitehall Jewellers, Inc.
                                          Contact: John R. Desjardins
                                                   Executive Vice President,
                                                   Chief Financial Officer
                                                   TX:  312-762-9751
IMMEDIATE RELEASE
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          WHITEHALL JEWELLERS ANNOUNCES RECEIPT OF RESIGNATION LETTER
          FROM BERYL RAFF AND DISCUSSES FINANCING ISSUES AND DELAY IN
                        REPORTING SECOND QUARTER RESULTS


      Chicago, Illinois, September 8, 2005 - - Whitehall Jewellers, Inc. (NYSE:
JWL) (the "Company") announced that it received a letter yesterday from Beryl Raff advising that she has resigned all positions with the Company. Ms. Raff had previously been named as Chief Executive Officer and was expected to commence full-time employment with the Company and join its board of directors in mid-September. She also indicated in the letter that she will be returning compensation previously paid to her by the Company. The Company is currently assessing its legal and other alternatives in light of Ms. Raff's letter.

      Whitehall also announced that it is reviewing its financial situation in light of current and forecasted operating results and management changes. The Company believes it needs additional capital to support its operations. The Company is evaluating various alternatives to meet these needs, including the raising of additional debt or equity financing. The Company has requested temporary extensions of payment terms from some of its key suppliers in order to manage liquidity and has also slowed its accounts payable schedules generally. In addition, the Company plans to retain restructuring professionals to assist it.

      The Company is actively engaged in discussing alternatives with its bank lenders and other parties. There is no assurance that the discussions will result in additional financing or that an alternative transaction will be available. If the Company is not able to procure additional financing or otherwise able to obtain additional liquidity, it may be forced to pursue other alternatives, such as a restructuring of its obligations.

      The Company also announced that it does not expect to be in a position to file its Quarterly Report on Form 10-Q, including financial results for its second fiscal quarter, on a timely basis. The Company expects to report a net loss for its second fiscal quarter.

      Whitehall Jewellers, Inc. is a national specialty retailer of fine jewelry, operating 388 stores in 38 states. The Company operates stores in regional and super regional shopping malls under the names Whitehall Co. Jewellers, Lundstrom Jewelers and Marks Bros. Jewelers.



             For Investor Relations info: investorrelations@whji.com
                  Internet Website: www.whitehalljewellers.com



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Safe Harbor Statement

      This release contains forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to the Company that are based on the current beliefs of our management as well as assumptions made by and information currently available to management including statements related to the markets for our products, general trends and trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this report, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "opinion" and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. Such statements reflect our judgment as of the date of this press release with respect to future events, the outcome of which is subject to certain risks, including the factors described above and below, which may have a significant impact on our business, operating results or financial condition. Investors are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. The Company undertakes no obligation to update forward-looking statements.

The following factors, among others, may impact forward-looking statements contained in this release: (1) our ability to execute our business strategy and our continued net losses and declines in comparable store sales; (2) our ability to manage our liquidity and to obtain adequate financing on acceptable terms and the effect on us if an event of default were to occur pursuant to our revolving credit facility; (3) a change in economic conditions or the financial markets which negatively impacts the retail sales environment and reduces discretionary spending on goods such as jewelry; (4) reduced levels of mall traffic caused by economic or other factors; (5) increased competition from specialty jewelry retail stores, the Internet and mass merchant discount stores which may adversely impact our sales and gross margin; (6) the high degree of fourth quarter seasonality of our business and the impact on our sales, profitability and liquidity; (7) the extent and success of our merchandising, marketing and/or promotional programs; (8) personnel costs, the extent to which we are able to retain and attract key personnel and disruptions caused by the loss of key personnel; (9) the availability, terms and cost of consumer credit; (10) relationships with suppliers including the timely delivery to us of appropriate merchandise on acceptable payment terms; (11) our ability to maintain adequate information systems, capacity and infrastructure; (12) our leverage and cost of funds and changes in interest rates that may increase financing costs; (13) our ability to maintain adequate loss prevention measures; (14) fluctuations in raw material prices, including diamond, gem and gold prices; (15) the impact of current or future price reductions on margins and resultant valuation allowances taken on certain merchandise inventory identified from time to time as items which would not be part of our future merchandise presentation as well as alternative methods of disposition of this merchandise inventory and resulting valuations taken; (16) developments relating to settlement of the consolidated Capital Factors actions, the non-prosecution agreement entered into with the United States Attorney's Office, the SEC investigation and shareholder and other civil litigation, including the impact of such developments on our results of operations and financial condition and relationship with our lenders or with our vendors; (17) regulation affecting the industry generally, including regulation of marketing practices; and (18) the risk factors identified from time to time in our filings with the SEC.

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             For Investor Relations info: investorrelations@whji.com
                  Internet Website: www.whitehalljewellers.com